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Freeport-McMoRan Copper & Gold Inc. Reports
First-Quarter 2012 Results

▪
Net income attributable to common stock for first-quarter 2012 was $764 million, $0.80 per share, compared with net income of $1.5 billion, $1.57 per share, for first-quarter 2011. First-quarter 2012 net income included $149 million ($0.16 per share) in losses on early extinguishment of debt.

▪
Consolidated sales from mines for first-quarter 2012 totaled 827 million pounds of copper, 288 thousand ounces of gold and 21 million pounds of molybdenum, compared with 926 million pounds of copper, 480 thousand ounces of gold and 20 million pounds of molybdenum for first-quarter 2011.

▪
Consolidated sales from mines for the year 2012 are expected to approximate 3.7 billion pounds of copper, 1.1 million ounces of gold and 81 million pounds of molybdenum, including 895 million pounds of copper, 235 thousand ounces of gold and 20 million pounds of molybdenum for second-quarter 2012.

▪
Consolidated unit net cash costs (net of by-product credits) averaged $1.26 per pound of copper for first-quarter 2012, compared with $0.79 per pound for first-quarter 2011. Based on current 2012 sales volume and cost estimates and assuming average prices of $1,600 per ounce for gold and $14 per pound for molybdenum for the remainder of 2012, consolidated unit net cash costs (net of by-product credits) are estimated to average $1.43 per pound of copper for the year 2012.

▪
Operating cash flows for first-quarter 2012 totaled $801 million (which were net of $720 million in working capital uses), compared with $2.4 billion for first-quarter 2011 (which included $114 million from working capital sources). Based on current 2012 sales volume and cost estimates and assuming average prices of $3.50 per pound for copper, $1,600 per ounce for gold and $14 per pound for molybdenum for the remainder of 2012, operating cash flows are estimated to approximate $4.2 billion for the year 2012 (net of an estimated $1.1 billion in working capital uses).

▪
Capital expenditures totaled $707 million for first-quarter 2012, compared with $505 million for first-quarter 2011. Capital expenditures are expected to approximate $4.3 billion for the year 2012, including $2.7 billion for major projects and $1.6 billion for sustaining capital.

▪
At March 31, 2012, consolidated cash approximated $4.5 billion and total debt approximated $3.5 billion. In February 2012, FCX sold $3.0 billion of senior notes in three tranches with a weighted average interest rate of approximately three percent. FCX used the proceeds from this offering (plus cash on hand) to redeem the remaining $3.0 billion of its 8.375% Senior Notes.

▪
In February 2012, FCX's Board of Directors authorized an increase in the common stock dividend to an annual rate of $1.25 per share ($0.3125 per share quarterly), with the first quarterly dividend to be paid on May 1, 2012, to shareholders of record on April 13, 2012.

Freeport-McMoRan Copper & Gold                             1

PHOENIX, AZ, April 19, 2012 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported first-quarter 2012 net income attributable to common stock of $764 million, $0.80 per share, compared with $1.5 billion, $1.57 per share, for first-quarter 2011.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer, said, "Our first-quarter results reflect strong performance at our North and South America operations and in Africa. We progressed in restoring normal operations at our Grasberg operations in Indonesia. During the quarter, we advanced our growth projects, which are targeted to increase our annual copper production by over 25 percent over the next three to four years. We also completed a highly attractive debt refinancing transaction during the quarter. Our Board authorized a 25 percent increase in our common stock dividend, with the first quarterly dividend to be paid on May 1, 2012. We are highly positive about the long-term prospects of our business and markets. Our company is well-positioned with long-lived reserves and mineral resources, an attractive mid-term and longer-term organic growth profile and a strong financial position."

SUMMARY FINANCIAL AND OPERATING DATA

	Three Months Ended
	March 31,
	2012		2011
Financial Data (in millions, except per share amounts)
Revenues[a]	$4,605		$5,709
Operating income[b]	$1,734		$2,936
Net income attributable to common stock	$764	[c]	$1,499	[c]
Diluted net income per share of common stock	$0.80	[c]	$1.57	[c]
Diluted weighted-average common shares outstanding	955		955
Operating cash flows	$801	[d]	$2,359	[d]
Capital expenditures	$707		$505

Mining Operating Data
Copper (millions of recoverable pounds)
Production	833		950
Sales, excluding purchases	827		926
Average realized price per pound	$3.82		$4.31
Site production and delivery costs per pound[e]	$1.96		$1.61
Unit net cash costs per pound[e]	$1.26		$0.79
Gold (thousands of recoverable ounces)
Production	252		466
Sales, excluding purchases	288		480
Average realized price per ounce	$1,694		$1,399
Molybdenum (millions of recoverable pounds)
Production	21		20
Sales, excluding purchases	21		20
Average realized price per pound	$15.34		$18.10

a.	Includes the impact of adjustments to provisionally priced sales recognized in prior periods (refer to the "Consolidated Statements of Income" on page III for further discussion).

b.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur (refer to the "Consolidated Statements of Income" on page III for a summary of net impacts from changes in these deferrals).

c.
Includes losses on early extinguishment of debt totaling $149 million ($0.16 per share) for first-quarter 2012 associated with the redemption of the 8.375% Senior Notes and $6 million ($0.01 per share) for first-quarter 2011.

d.	Includes working capital (uses) sources of $(720) million for first-quarter 2012 and $114 million for first-quarter 2011.

e.	Reflects per pound weighted-average site production and delivery costs and unit net cash costs (net of by-product credits) for

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all copper mines, excluding net noncash and other costs. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page VI, which is available on FCX's website, "www.fcx.com."

OPERATIONS
Consolidated. First-quarter 2012 consolidated sales of 827 million pounds of copper and 288 thousand ounces of gold were lower than the January 2012 estimates of 875 million pounds of copper and 425 thousand ounces of gold. Copper sales in first-quarter 2012 were higher than the revised March 2012 estimate of 795 million pounds, but gold sales were below the revised estimate of 300 thousand ounces. As previously reported, labor-related work interruptions and the related temporary suspension of operations affected production at PT Freeport Indonesia during first-quarter 2012. This was partly offset by higher sales from North America.
The estimated impact of the work interruptions and the related temporary suspension of operations at PT Freeport Indonesia during first-quarter 2012 totaled approximately 80 million pounds of copper and 125 thousand ounces of gold. Operations and productivity at PT Freeport Indonesia have improved recently. For the period April 1 through April 15, 2012, PT Freeport Indonesia's milling rates averaged approximately 200,000 metric tons of ore per day, compared with the first-quarter 2012 average of 114,800 metric tons of ore per day and the January 2012 forecast for the year 2012 of 224,000 metric tons of ore per day. Full operations, which are dependent on maintaining security and productivity in the workplace, are expected to be restored during second-quarter 2012.
First-quarter 2012 consolidated molybdenum sales of 21 million pounds were higher than the January 2012 estimate of 20 million pounds and first-quarter 2011 sales of 20 million pounds.
Consolidated sales from mines for the year 2012 are expected to approximate 3.7 billion pounds of copper, 1.1 million ounces of gold and 81 million pounds of molybdenum, including 895 million pounds of copper, 235 thousand ounces of gold and 20 million pounds of molybdenum in second-quarter 2012. Sales estimates for the year 2012 have been revised from our January 2012 estimates by approximately 100 million pounds of copper and 100 thousand ounces of gold because of reduced operations at PT Freeport Indonesia. The achievement of projected 2012 sales volumes is dependent on a number of factors, including returning to normal operations at Grasberg during second-quarter 2012.
As anticipated, consolidated average unit net cash costs (net of by-product credits) of $1.26 per pound of copper in first-quarter 2012 were higher than unit net cash costs of $0.79 per pound in first-quarter 2011 primarily because of lower copper volumes in Indonesia, higher mining and input costs in North and South America and lower by-product credits.
Assuming average prices of $1,600 per ounce of gold and $14 per pound of molybdenum for the remainder of 2012 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for FCX's copper mining operations are expected to average approximately $1.43 per pound of copper for the year 2012. Quarterly unit net cash costs vary with fluctuations in sales volumes and average realized prices for gold and molybdenum. Second-quarter 2012 unit net cash costs are expected to be higher than first-quarter 2012 and the average for the year primarily reflecting lower gold volumes in Indonesia. The impact of price changes on consolidated unit net cash costs would approximate $0.01 per pound for each $50 per ounce change in the average price of gold during the remainder of 2012 and $0.015 per pound for each $2 per pound change in the average price of molybdenum during the remainder of 2012.

North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Tyrone and Chino in New Mexico. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method. In addition to copper, certain of FCX's North America copper mines (primarily Sierrita, Bagdad and Morenci) also produce molybdenum concentrates.
Operating and Development Activities. During 2011 and 2010, FCX increased production at its North America copper mines. The projects included restarting milling operations and increasing mining rates at Morenci and Chino, and restarting the Miami mine. Ramp up activities at Chino are continuing, with annual production of approximately 250 million pounds of copper targeted in 2014. FCX continues to evaluate a number of opportunities to invest in additional production capacity at several of its North America copper mines. Exploration results in recent years indicate the potential for significant additional sulfide development in North America.

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At Morenci, FCX recently completed a feasibility study to expand mining and milling capacity to process additional sulfide ores identified through exploratory drilling. The approximate $1.4 billion project would increase milling rates from the current level of 50,000 metric tons of ore per day to approximately 115,000 metric tons of ore per day, and mining rates from the current level of 700,000 short tons per day to 900,000 short tons per day and target incremental annual production of approximately 225 million pounds of copper in 2014. FCX expects to commence engineering, procurement and initial construction activities during 2012.
Operating Data. Following is summary consolidated operating data for the North America copper mines for the first quarters of 2012 and 2011:

	Three Months Ended
	March 31,
	2012	2011
Copper (millions of recoverable pounds)
Production	337	282
Sales, excluding purchases	338	276
Average realized price per pound	$3.82	$4.40

Molybdenum (millions of recoverable pounds)
Production[a]	10	7

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$1.80	$1.75
By-product credits, primarily molybdenum	(0.41)	(0.49)
Treatment charges	0.12	0.11
Unit net cash costs[b]	$1.51	$1.37

a.	Reflects molybdenum production from certain of the North America copper mines. Sales of molybdenum are reflected in the Molybdenum division (refer to page 9).

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page VI, which is available on FCX's website, "www.fcx.com."

Consolidated copper sales volumes from North America of 338 million pounds in first-quarter 2012 were higher than first-quarter 2011 sales of 276 million pounds primarily reflecting increased production associated with the ramp up of mining and milling activities.
FCX expects sales from the North America copper mines to approximate 1.3 billion pounds of copper for the year 2012, compared with 1.2 billion pounds of copper in 2011.
As anticipated, average unit net cash costs (net of by-product credits) for the North America copper mines of $1.51 per pound of copper in first-quarter 2012 were higher than unit net cash costs of $1.37 per pound in first-quarter 2011, reflecting increased mining and milling activities, partly offset by higher copper volumes. Unit net cash costs also reflected lower molybdenum credits in first-quarter 2012.
FCX estimates that average unit net cash costs (net of by-product credits) for the North America copper mines would approximate $1.68 per pound of copper for the year 2012, based on current sales volume and cost estimates and assuming an average molybdenum price of $14 per pound for the remainder of 2012. North America's average unit net cash costs for 2012 would change by approximately $0.03 per pound for each $2 per pound change in the average price of molybdenum during the remainder of 2012.

South America Mining. FCX operates four copper mines in South America - Cerro Verde in Peru and El Abra, Candelaria and Ojos del Salado in Chile. FCX owns a 53.56 percent interest in Cerro Verde, a 51 percent interest in El Abra, and an 80 percent interest in both the Candelaria and Ojos del Salado mining complexes. All operations in South America are consolidated in FCX's financial statements. South America mining includes open-pit and underground mining. In addition to copper, the Cerro Verde mine produces molybdenum concentrates, and the Candelaria and Ojos del Salado mines produce gold and silver.

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Operating and Development Activities. During 2011, FCX commenced production from El Abra's sulfide ores. Production from the sulfide ore is expected to approximate 300 million pounds of copper per year, replacing the currently depleting oxide copper production. The aggregate capital investment for this project is expected to approximate $800 million through 2015, which includes $580 million for the recently completed initial phase of the project.
FCX is also engaged in pre-feasibility studies for a potential large-scale milling operation at El Abra to process additional sulfide material and to achieve higher recoveries. Exploration results at El Abra indicate the potential for a significant sulfide resource. Exploration activities are continuing.
At Cerro Verde, plans for a large-scale concentrator expansion continue to be advanced. The approximate $4 billion project would expand the concentrator facilities from 120,000 metric tons of ore per day to 360,000 metric tons of ore per day and provide incremental annual production of approximately 600 million pounds of copper and 15 million pounds of molybdenum beginning in 2016. An environmental impact assessment was filed in fourth-quarter 2011, permitting is being advanced and engineering and procurement of long-lead items are in progress.
Operating Data. Following is summary consolidated operating data for the South America mining operations for the first quarters of 2012 and 2011:

	Three Months Ended
	March 31,
	2012	2011
Copper (millions of recoverable pounds)
Production	293	317
Sales	286	312
Average realized price per pound	$3.83	$4.31

Gold (thousands of recoverable ounces)
Production	19	24
Sales	19	24
Average realized price per ounce	$1,680	$1,394

Molybdenum (millions of recoverable pounds)
Production[a]	2	3

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$1.53	$1.30
By-product credits	(0.29)	(0.36)
Treatment charges	0.16	0.19
Unit net cash costs[b]	$1.40	$1.13

a.	Reflects molybdenum production from Cerro Verde. Sales of molybdenum are reflected in the Molybdenum division (refer to page 9).

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page VI, which is available on FCX's website, "www.fcx.com."

Copper sales from South America mining of 286 million pounds in first-quarter 2012 were lower than first-quarter 2011 sales of 312 million pounds primarily reflecting anticipated lower ore grades at Cerro Verde and Candelaria, partly offset by higher production at El Abra.
FCX expects South America's sales to approximate of 1.3 billion pounds of copper and 100 thousand ounces of gold for the year 2012, similar to 2011 sales of 1.3 billion pounds of copper and 101 thousand ounces of gold.
As anticipated, average unit net cash costs (net of by-product credits) for South America of $1.40 per pound of copper in first-quarter 2012 were higher than unit net cash costs of $1.13 per pound in first-quarter 2011, primarily reflecting increased input costs and lower copper sales volumes. Unit net cash costs also reflected lower

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molybdenum credits in first-quarter 2012.
FCX estimates that average unit net cash costs (net of by-product credits) for South America mining would approximate $1.44 per pound of copper for the year 2012, based on current sales volume and cost estimates and assuming average prices of $1,600 per ounce of gold and $14 per pound of molybdenum during the remainder of 2012.

Indonesia Mining. Through its 90.64 percent owned and wholly consolidated subsidiary PT Freeport Indonesia, FCX operates the world's largest copper and gold mine in terms of reserves at its Grasberg operations in Papua, Indonesia. PT Freeport Indonesia produces copper concentrates, which contain significant quantities of gold and also silver.
Operating and Development Activities. FCX has several projects in progress in the Grasberg minerals district, primarily related to the development of the large-scale, high-grade underground ore bodies located beneath and nearby the Grasberg open pit. In aggregate, these underground ore bodies are expected to ramp up to approximately 240,000 metric tons of ore per day following the currently anticipated transition from the Grasberg open pit in 2016. Over the next five years, estimated aggregate capital spending on these projects is expected to average $700 million per year ($550 million per year net to PT Freeport Indonesia). Considering the long-term nature and large size of these projects, actual costs could differ materially from these estimates.
The high-grade Big Gossan mine, which began producing in fourth-quarter 2010, is expected to reach full rates of 7,000 metric tons of ore per day in 2013. Substantial progress has been made in developing infrastructure and underground workings that will enable access to the underground ore bodies. Development of the terminal infrastructure and mine access for the Grasberg Block Cave and Deep Mill Level Zone ore bodies is in progress.
Operating Data. Following is summary consolidated operating data for the Indonesia mining operations for the first quarters of 2012 and 2011:

	Three Months Ended
	March 31,
	2012	2011
Copper (millions of recoverable pounds)
Production	123	284
Sales	134	278
Average realized price per pound	$3.81	$4.26

Gold (thousands of recoverable ounces)
Production	229	441
Sales	266	454
Average realized price per ounce	$1,695	$1,400

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$3.51	$1.84
Gold and silver credits	(3.51)	(2.34)
Treatment charges	0.19	0.18
Royalty on metals	0.14	0.16
Unit net cash costs (credits)[a]	$0.33	$(0.16)

a.
For a reconciliation of unit net cash costs (credits) per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page VI, which is available on FCX's website, "www.fcx.com."

Indonesia's first-quarter 2012 copper sales of 134 million pounds and gold sales of 266 thousand ounces were significantly lower than first-quarter 2011 copper sales of 278 million pounds and gold sales of 454 thousand ounces, primarily reflecting anticipated lower ore grades combined with work interruptions and the related temporary suspension of operations during first-quarter 2012.

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The terms of a new two-year labor agreement for PT Freeport Indonesia's employees were reached in mid-December 2011 and production began ramping up following repairs to damaged concentrate and fuel pipelines, which resulted from civil unrest that occurred during the course of the approximate three-month long strike. During first-quarter 2012, PT Freeport Indonesia experienced work interruptions in connection with its efforts to resume normal operations, with an estimated impact of approximately 80 million pounds of copper and 125 thousand ounces of gold. Operations and productivity at PT Freeport Indonesia have improved recently. For the period April 1 through April 15, 2012, PT Freeport Indonesia's milling rates averaged approximately 200,000 metric tons of ore per day, compared with the first-quarter 2012 average of 114,800 metric tons of ore per day and the January 2012 forecast for the year 2012 of 224,000 metric tons of ore per day. Full operations, which are dependent on maintaining security and productivity in the workplace, are expected to be restored during second-quarter 2012.
FCX expects sales from Indonesia to approximate 800 million pounds of copper and 1.0 million ounces of gold for the year 2012, compared with 846 million pounds of copper and 1.3 million ounces of gold for the year 2011. These estimates reflect the work interruptions experienced during first-quarter 2012 and returning to normal operations at Grasberg during second-quarter 2012. Gold sales in 2012 also reflect mining in a lower grade section of the Grasberg mine in 2012, compared with 2011. At the Grasberg mine, the sequencing of mining areas with varying ore grades also causes fluctuations in the timing of ore production resulting in varying quarterly and annual sales of copper and gold.
Unit net cash costs (including gold and silver credits) for Indonesia averaged a net cost of $0.33 per pound of copper in first-quarter 2012, compared to a net credit of $0.16 per pound in first-quarter 2011, primarily reflecting lower sales volumes.
FCX estimates Indonesia's average unit net cash costs (net of gold and silver credits) would approximate $1.11 per pound of copper for the year 2012, based on current sales volume and cost estimates and assuming an average gold price of $1,600 per ounce for the remainder of 2012. Compared to first-quarter 2012, unit site production and delivery costs are expected to decline for the remainder of 2012 because of higher projected copper volumes. However, unit net cash costs are expected to be higher for the remainder of 2012 because of lower gold credits. Indonesia's unit net cash costs for 2012 would change by approximately $0.05 per pound for each $50 per ounce change in the average price of gold during the remainder of 2012. Because of the fixed nature of a large portion of Indonesia's costs, unit costs vary from quarter to quarter depending on volumes of copper and gold sold, as well as average realized gold prices during the period. FCX expects Indonesia's unit net cash costs to decline significantly in future years, compared to the year 2012, because of higher projected copper and gold volumes.

Africa Mining. FCX holds an effective 56 percent interest in the Tenke Fungurume (Tenke) copper and cobalt mining concessions in the Katanga province of the Democratic Republic of Congo (DRC) and is the operator of Tenke. During first-quarter 2012, Tenke received government approval of the modifications to its bylaws, which formalized the previously reported changes in ownership. Effective March 26, 2012, FCX and Lundin Mining Corporation's ownership interest in Tenke totals 80 percent (from 82.5 percent) and Gécamines' ownership interest totals 20 percent (from 17.5 percent).
In addition to copper, the Tenke mine produces cobalt hydroxide. Tenke's operations are consolidated in FCX's financial statements.
Operating and Development Activities. The milling facilities at Tenke, which were designed to produce at a rate of 8,000 metric tons of ore per day, continue to perform above capacity, with throughput averaging 12,200 metric tons of ore per day in first-quarter 2012. Mining rates have been increased to enable additional copper production from the initial project capacity of 250 million pounds per year to approximately 290 million pounds per year.
FCX is constructing a second phase of the project, which would include optimizing the current plant and increasing capacity. FCX plans to expand the mill rate to 14,000 metric tons of ore per day and is constructing related processing facilities that would target the addition of approximately 150 million pounds of copper per year in 2013. The approximate $850 million project includes mill upgrades, additional mining equipment, a new tankhouse and sulphuric acid plant expansion.

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FCX continues to engage in drilling activities, exploration analyses and metallurgical testing to evaluate the potential of the highly prospective minerals district at Tenke. These analyses are being incorporated in future plans to evaluate opportunities for expansion.
Operating Data. Following is summary consolidated operating data for the Africa mining operations for the first quarters of 2012 and 2011:

	Three Months Ended
	March 31,
	2012	2011
Copper (millions of recoverable pounds)
Production	80	67
Sales	69	60
Average realized price per pound[a]	$3.74	$4.19

Cobalt (millions of contained pounds)
Production	6	6
Sales	5	6
Average realized price per pound	$8.46	$10.99

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$1.50	$1.51
Cobalt credits[b]	(0.33)	(0.75)
Royalty on metals	0.08	0.10
Unit net cash costs[c]	$1.25	$0.86

a.	Includes adjustments for point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page VI, which is available on FCX's website, "www.fcx.com."

Copper sales from Africa of 69 million pounds in first-quarter 2012 were higher than first-quarter 2011 copper sales of 60 million pounds reflecting higher mining and milling rates.
FCX expects Africa's sales to approximate 300 million pounds of copper and 25 million pounds of cobalt for the year 2012, compared with 283 million pounds of copper and 25 million pounds of cobalt for the year 2011.
Unit net cash costs (net of cobalt credits) for Africa of $1.25 per pound of copper in first-quarter 2012 were higher than unit net cash costs of $0.86 per pound in first-quarter 2011, primarily reflecting higher input costs from higher mining and milling rates and lower cobalt credits, partly offset by higher copper sales volumes.
FCX estimates Africa's average unit net cash costs would approximate $1.13 per pound of copper for the year 2012, based on current sales volume and cost estimates and assuming an average cobalt price of $12 per pound for the remainder of 2012. Africa's unit net cash costs for 2012 would change by approximately $0.08 per pound for each $2 per pound change in the average price of cobalt during the remainder of 2012.

Molybdenum. FCX is the world's largest producer of molybdenum. FCX conducts molybdenum mining operations at its wholly owned Henderson underground mine and Climax open-pit mine in Colorado, and also sells molybdenum produced from its North and South America copper mines.
Development Activities. During first-quarter 2012, FCX commenced operations at its newly constructed Climax molybdenum mine. Construction activities from the first phase of the project are substantially complete. Production from the Climax mine is expected to ramp up to a rate of 20 million pounds of molybdenum per year during 2013, and depending on market conditions, may be increased to 30 million pounds of molybdenum per year. FCX intends to operate the Climax and Henderson molybdenum mines in a flexible manner to meet market requirements. FCX believes that Climax is one of the most attractive primary molybdenum development projects in the world, with large-scale production capacity, attractive cash costs and future growth options.

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Operating Data. Following is summary consolidated operating data for the Molybdenum operations for the first quarters of 2012 and 2011:

	Three Months Ended
	March 31,
	2012	2011
Molybdenum (millions of recoverable pounds)
Production[a]	9	10
Sales, excluding purchases[b]	21	20
Average realized price per pound	$15.34	$18.10

Unit net cash cost per pound of molybdenum[c]	$6.88	$6.13

a.	Reflects production at the Henderson molybdenum mine.

b.	Includes sales of molybdenum produced at the North and South America copper mines.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page VI, which is available on FCX's website, "www.fcx.com."

Consolidated molybdenum sales of 21 million pounds in first-quarter 2012 were higher than first-quarter 2011 sales of 20 million pounds. For the year 2012, FCX expects molybdenum sales to approximate 81 million pounds (including production of approximately 40 million pounds from the North and South America copper mines), compared with 79 million pounds in 2011 (including production of 45 million pounds from the North and South America copper mines).
Unit net cash costs at the Henderson mine of $6.88 per pound of molybdenum in first-quarter 2012 were higher than unit net cash costs of $6.13 per pound in first-quarter 2011, primarily reflecting higher input costs, including labor and materials. Based on current sales volume and cost estimates, FCX expects average unit net cash costs for the Henderson mine to approximate $7.00 per pound of molybdenum for the year 2012.

EXPLORATION ACTIVITIES
FCX is actively conducting exploration activities near its existing mines with a focus on opportunities to expand reserves that will support the development of additional future production capacity in the large minerals districts where it currently operates. Exploration results indicate opportunities for significant future potential reserve additions in North and South America and in the Tenke Fungurume minerals district. The drilling data in North America continue to indicate the potential for expanded sulfide production.
Exploration spending for the year 2012 is expected to approximate $275 million, compared to $221 million in 2011. Exploration activities will continue to focus primarily on the potential for future reserve additions in FCX's existing minerals districts.

PROVISIONAL PRICING AND OTHER
During first-quarter 2012, 41 percent of FCX's mined copper was sold in concentrate, 31 percent as rod from North America operations and 28 percent as cathode. Under the long-established structure of sales agreements prevalent in the industry, copper contained in concentrates and cathodes is provisionally priced at the time of shipment. The provisional prices are finalized in a contractually specified future month (generally one to four months from the shipment date) primarily based on quoted monthly average spot copper prices on the London Metal Exchange (LME). Because a significant portion of FCX's concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period. LME spot copper prices averaged $3.77 per pound during first-quarter 2012, compared to FCX's average realized price of $3.82 per pound.
At December 31, 2011, FCX had provisionally priced copper sales at its copper mining operations, primarily South America and Indonesia, totaling 252 million pounds (net of intercompany sales and noncontrolling interests) recorded at an average of $3.44 per pound. Higher prices during first-quarter 2012 resulted in adjustments to these provisionally priced copper sales and favorably impacted first-quarter 2012 consolidated revenues by $109 million ($47 million to net income attributable to common stock or $0.05 per share), compared with adjustments to the

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December 31, 2010, provisionally priced copper sales that unfavorably impacted first-quarter 2011 consolidated revenues by $10 million ($4 million to net income attributable to common stock or less than $0.01 per share).
At March 31, 2012, FCX had provisionally priced copper sales at its copper mining operations, primarily South America and Indonesia, totaling 214 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average of $3.83 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the March 31, 2012, provisional price recorded would have an approximate $15 million effect on its 2012 consolidated revenues ($8 million to net income attributable to common stock). The LME spot copper price closed at $3.67 per pound on April 18, 2012.
FCX defers recognizing profits on its sales from its Indonesia, South America and North America mining operations to Atlantic Copper and on 25 percent of Indonesia's mining sales to PT Smelting (PT-FI's 25 percent-owned Indonesian smelting unit) until final sales to third parties occur. FCX's net deferred profits on its Indonesia, South America and North America concentrate inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $87 million at March 31, 2012. Refer to the "Consolidated Statements of Income" on page III for a summary of net impacts from changes in these deferrals. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings. Additionally, as PT Freeport Indonesia's operations return to full operating rates, FCX expects to defer a significant amount of PT Freeport Indonesia's profit on intercompany sales until final sales to third parties occur.

CASH FLOWS
FCX generated operating cash flows of $801 million for first-quarter 2012, which were net of working capital uses of $720 million. Based on current sales volume and cost estimates and assuming average prices of $3.50 per pound of copper, $1,600 per ounce of gold and $14 per pound of molybdenum for the remainder of 2012, FCX's consolidated operating cash flows are estimated to approximate $4.2 billion for the year 2012 (net of an estimated $1.1 billion in working capital uses). The impact of price changes for the remainder of 2012 on operating cash flows would approximate $110 million for each $0.05 per pound change in the average price of copper, $35 million for each $50 per ounce change in the average price of gold and $70 million for each $2 per pound change in the average price of molybdenum.
Capital expenditures, including capitalized interest, totaled $707 million for first-quarter 2012. FCX's capital expenditures are currently estimated to approximate $4.3 billion for the year 2012 (including $2.7 billion for major projects and $1.6 billion for sustaining capital). Major projects for 2012 primarily include underground development activities at Grasberg, the expansion at Tenke Fungurume, the concentrator expansion at Cerro Verde and the mill expansion at Morenci. FCX is also considering additional investments at several of its sites. Capital spending plans will continue to be reviewed and adjusted in response to changes in market conditions and other factors.

CASH AND DEBT
At March 31, 2012, FCX had consolidated cash of $4.5 billion. Net of noncontrolling interests' share, taxes and other costs, cash available to the parent company totaled $3.4 billion as shown below (in billions):

March 31,
2012
Cash at domestic companies[a]	$1.9
Cash at international operations	2.6
Total consolidated cash and cash equivalents	4.5
Less: Noncontrolling interests' share	(0.9)
Cash, net of noncontrolling interests' share	3.6
Less: Withholding taxes and other	(0.2)
Net cash available	$3.4

a. Includes cash at FCX's parent company and North America operations.
At March 31, 2012, FCX had $3.5 billion in debt. FCX had no borrowings and $44 million of letters of credit issued under its revolving credit facility, resulting in total availability of approximately $1.5 billion at March 31, 2012.

Freeport-McMoRan Copper & Gold                             10

In February 2012, FCX sold $3.0 billion of senior notes in three tranches with a weighted average interest rate of approximately three percent. FCX used the proceeds from this offering (plus cash on hand), to redeem the remaining $3.0 billion of its 8.375% Senior Notes. FCX recorded a loss on early extinguishment of debt of $168 million ($149 million to net income attributable to common stock or $0.16 per share) in first-quarter 2012 in connection with this redemption. Annual interest cost savings associated with this refinancing approximates $160 million.

FINANCIAL POLICY
FCX has a long-standing tradition of seeking to build shareholder value through investing in projects with attractive rates of return and returning cash to shareholders through common stock dividends and share purchases. On February 7, 2012, the Board of Directors authorized an increase in the common stock dividend from an annual rate of $1.00 per share to $1.25 per share ($0.3125 per share quarterly), with the first quarterly dividend to be paid on May 1, 2012, to shareholders of record on April 13, 2012. FCX intends to continue to maintain a strong financial position, invest aggressively in attractive growth projects and provide cash returns to shareholders. The Board will continue to review FCX's financial policy on an ongoing basis.

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's first-quarter 2012 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing "www.fcx.com." A replay of the webcast will be available through Friday, May 18, 2012.
-----------------------------------------------------------------------------------------------------------
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world's largest producer of molybdenum.
The company’s portfolio of assets includes the Grasberg minerals district in Indonesia, the world’s largest copper and gold mine in terms of recoverable reserves; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde and El Abra operations in South America; and the Tenke Fungurume minerals district in the Democratic Republic of Congo. Additional information about FCX is available on FCX's website at "www.fcx.com."
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding projected ore grades and milling rates, projected production and sales volumes, projected unit net cash costs, projected operating cash flows, projected capital expenditures, exploration efforts and results, mine production and development plans, the impact of deferred intercompany profits on earnings, liquidity, other financial commitments and tax rates, the impact of copper, gold, molybdenum and cobalt price changes, potential prepayments of debt, future dividend payments and potential share purchases. The words "anticipates," "may," "can," "plans," "believes," "estimates," "expects," "projects," "intends," "likely," "will," "should," "to be," and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of FCX's Board of Directors (the Board) and will depend on FCX's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.
FCX cautions readers that forward-looking statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include commodity prices, mine sequencing, production rates, industry risks, regulatory changes, political risks, the potential effects of violence in Indonesia, the resolution of administrative disputes in the Democratic Republic of Congo, weather- and climate-related risks, labor relations, environmental risks, litigation results, currency translation risks and other factors described in more detail under the heading "Risk Factors" in FCX's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX's subsequent filings with the SEC.
Investors are cautioned that many of the assumptions on which FCX's forward-looking statements are based are likely to change after its forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may or may not be able to control. Further, FCX may make changes to its business plans that could or will affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
This press release also contains certain financial measures such as unit net cash costs (credits) per pound of copper and per pound of molybdenum. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are in the supplemental schedule, "Product Revenues and Production Costs," beginning on page VI, which is available on FCX's website, "www.fcx.com."
# # #

Freeport-McMoRan Copper & Gold                             11

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA

	Three Months Ended March 31,
	Production		Sales
COPPER (millions of recoverable pounds)	2012	2011	2012	2011
(FCX's net interest in %)
North America
Morenci (85%)[a]	130	122	132	118
Bagdad (100%)	48	49	49	50
Safford (100%)	46	28	45	30
Sierrita (100%)	43	40	44	39
Miami (100%)	20	14	20	10
Tyrone (100%)	20	19	20	19
Chino (100%)	29	9	27	9
Other (100%)	1	1	1	1
Total North America	337	282	338	276

South America
Cerro Verde (53.56%)	139	175	136	169
El Abra (51%)	82	48	79	50
Candelaria/Ojos del Salado (80%)	72	94	71	93
Total South America	293	317	286	312

Indonesia
Grasberg (90.64%)[b]	123	284	134	278

Africa
Tenke Fungurume (56%)[c]	80	67	69	60

Consolidated	833	950	827	926
Less noncontrolling interests	165	179	158	173
Net	668	771	669	753

Consolidated sales from mines			827	926
Purchased copper			27	77
Total copper sales, including purchases			854	1,003

Average realized price per pound			$3.82	$4.31

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	4	1	3	2
South America (80%)	19	24	19	24
Indonesia (90.64%)[b]	229	441	266	454
Consolidated	252	466	288	480
Less noncontrolling interests	25	46	28	47
Net	227	420	260	433

Consolidated sales from mines			288	480
Purchased gold			—	—
Total gold sales, including purchases			288	480

Average realized price per ounce			$1,694	$1,399

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	9	10	N/A	N/A
North America (100%)[a]	10	7	N/A	N/A
Cerro Verde (53.56%)	2	3	N/A	N/A
Consolidated	21	20	21	20
Less noncontrolling interests	1	1	1	1
Net	20	19	20	19

Consolidated sales from mines			21	20
Purchased molybdenum			—	—
Total molybdenum sales, including purchases			21	20

Average realized price per pound			$15.34	$18.10

COBALT (millions of contained pounds)
(FCX's net interest in %)
Consolidated - Tenke Fungurume (56%)[c]	6	6	5	6
Less noncontrolling interests	3	3	2	3
Net	3	3	3	3

Average realized price per pound			$8.46	$10.99

a. Amounts are net of Morenci's 15 percent joint venture partner's interest.
b. Amounts are net of Grasberg's joint venture partner's interest, which varies in accordance with the terms of the joint venture agreement.
c. Effective March 26, 2012, FCX's interest in Tenke Fungurume was reduced from 57.75 percent to 56 percent (prospectively).

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA (continued)

	Three Months Ended
	March 31,
	2012	2011
100% North America Copper Mines
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	1,032,900	811,700
Average copper ore grade (percent)	0.23	0.24
Copper production (millions of recoverable pounds)	218	182

Mill Operations
Ore milled (metric tons per day)	236,000	213,400
Average ore grades (percent):
Copper	0.37	0.36
Molybdenum	0.03	0.03
Copper recovery rate (percent)	80.0	81.8
Production (millions of recoverable pounds):
Copper	142	122
Molybdenum	10	7

100% South America Mining
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	196,300	262,200
Average copper ore grade (percent)	0.55	0.43
Copper production (millions of recoverable pounds)	118	90

Mill Operations
Ore milled (metric tons per day)	186,000	191,800
Average ore grades:
Copper (percent)	0.55	0.68
Gold (grams per metric ton)	0.09	0.12
Molybdenum (percent)	0.02	0.02
Copper recovery rate (percent)	89.2	91.4
Production (recoverable):
Copper (millions of pounds)	175	227
Gold (thousands of ounces)	19	24
Molybdenum (millions of pounds)	2	3

100% Indonesia Mining
Ore milled (metric tons per day)	114,800	222,200
Average ore grades:
Copper (percent)	0.64	0.77
Gold (grams per metric ton)	0.84	0.89
Recovery rates (percent):
Copper	89.6	87.3
Gold	82.1	82.0
Production (recoverable):
Copper (millions of pounds)	123	284
Gold (thousands of ounces)	229	459

100% Africa Mining
Ore milled (metric tons per day)	12,200	10,800
Average ore grades (percent):
Copper	3.61	3.42
Cobalt	0.38	0.38
Copper recovery rate (percent)	91.2	91.7
Production (millions of pounds):
Copper (recoverable)	80	67
Cobalt (contained)	6	6

100% Henderson Molybdenum Mine
Ore milled (metric tons per day)	19,900	23,400
Average molybdenum ore grade (percent)	0.25	0.24
Molybdenum production (millions of recoverable pounds)	9	10

II

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31,
	2012		2011
	(In Millions, Except Per Share Amounts)
Revenues	$4,605	[a]	$5,709	[a]
Cost of sales:
Production and delivery	2,428		2,377
Depreciation, depletion and amortization	267		232
Total cost of sales	2,695		2,609
Selling, general and administrative expenses	104		114
Exploration and research expenses	62		50
Environmental obligations and shutdown costs	10		—
Total costs and expenses	2,871		2,773
Operating income	1,734	[b]	2,936	[b]
Interest expense, net	(63)	[c]	(98)	[c]
Losses on early extinguishment of debt	(168)		(7)
Other (expense) income, net	(13)		10
Income before income taxes and equity in
affiliated companies' net earnings	1,490		2,841
Provision for income taxes	(491)		(984)
Equity in affiliated companies' net earnings	2		4
Net income	1,001		1,861
Net income attributable to noncontrolling interests	(237)		(362)
Net income attributable to FCX common stockholders	$764	[a,b]	$1,499	[a,b]

Net income per share attributable to FCX common stockholders:
Basic	$0.81		$1.58
Diluted	$0.80		$1.57

Weighted-average common shares outstanding:
Basic	949		946
Diluted	955		955

Dividends declared per share of common stock	$0.3125		$0.25

a.
Includes favorable (unfavorable) adjustments to provisionally priced copper sales recognized in the prior years totaling $109 million ($47 million to net income attributable to common stockholders) in first-quarter 2012 and $(10) million ($(4) million to net income attributable to common stockholders) in first-quarter 2011.

b.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net (reductions) increases of $(40) million ($(32) million to net income attributable to common stockholders) in first-quarter 2012 and $23 million ($1 million to net income attributable to common stockholders) in first-quarter 2011.

c.
Consolidated interest expense, excluding capitalized interest, totaled $99 million in first-quarter 2012 and $123 million in first-quarter 2011. Lower interest expense primarily reflects the impact of debt repayments during 2011.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2012	2011
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$4,496	$4,822
Trade accounts receivable	1,165	892
Other accounts receivable	272	250
Inventories:
Materials and supplies, net	1,450	1,354
Mill and leach stockpiles	1,392	1,289
Product	1,254	1,226
Other current assets	223	214
Total current assets	10,252	10,047
Property, plant, equipment and development costs, net	18,986	18,449
Long-term mill and leach stockpiles	1,747	1,686
Long-term receivables	727	675
Intangible assets, net	326	325
Other assets	867	888
Total assets	$32,905	$32,070

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,140	$2,297
Dividends payable	298	240
Current portion of reclamation and environmental obligations	253	236
Accrued income taxes	229	163
Current portion of debt	4	4
Total current liabilities	2,924	2,940
Long-term debt, less current portion	3,517	3,533
Deferred income taxes	3,413	3,255
Reclamation and environmental obligations, less current portion	2,170	2,138
Other liabilities	1,582	1,651
Total liabilities	13,606	13,517
Equity:
FCX stockholders' equity:
Common stock	107	107
Capital in excess of par value	19,043	19,007
Retained earnings	1,013	546
Accumulated other comprehensive loss	(453)	(465)
Common stock held in treasury	(3,575)	(3,553)
Total FCX stockholders' equity	16,135	15,642
Noncontrolling interests	3,164	2,911
Total equity	19,299	18,553
Total liabilities and equity	$32,905	$32,070

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2012	2011
	(In Millions)
Cash flow from operating activities:
Net income	$1,001	$1,861
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	267	232
Stock-based compensation	32	43
Pension plans contributions	(52)	—
Charges for reclamation and environmental obligations, including accretion	35	38
Payments of reclamation and environmental obligations	(45)	(52)
Losses on early extinguishment of debt	168	7
Deferred income taxes	168	127
(Increase) decrease in long-term mill and leach stockpiles	(61)	23
Other, net	8	(34)
(Increases) decreases in working capital:
Accounts receivable	(482)	511
Inventories	(248)	(253)
Other current assets	40	(18)
Accounts payable and accrued liabilities	(64)	(264)
Accrued income and other taxes	34	138
Net cash provided by operating activities	801	2,359

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(143)	(119)
South America	(152)	(140)
Indonesia	(182)	(125)
Africa	(127)	(11)
Molybdenum	(95)	(71)
Other	(8)	(39)
Other, net	(7)	—
Net cash used in investing activities	(714)	(505)

Cash flow from financing activities:
Proceeds from debt	3,004	9
Repayments of debt	(3,159)	(13)
Restricted cash for early extinquishment of debt	—	(1,124)
Cash dividends paid:
Common stock	(238)	(238)
Noncontrolling interests	(1)	(133)
Contributions from noncontrolling interests	—	5
Net payments for stock-based awards	(4)	(20)
Excess tax benefit from stock-based awards	7	21
Other, net	(22)	(9)
Net cash used in financing activities	(413)	(1,502)

Net (decrease) increase in cash and cash equivalents	(326)	352
Cash and cash equivalents at beginning of year	4,822	3,738
Cash and cash equivalents at end of period	$4,496	$4,090

V

.FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX's management and Board of Directors to monitor operations. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as separate line items. Because these adjustments do not result from current period sales, FCX has reflected these separately from revenues on current period sales. Noncash and other costs consist of items such as stock-based compensation costs, write-offs of equipment and/or unusual charges. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. Following are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2012
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,287	$1,287	$136	$21	$1,444

Site production and delivery, before net noncash
and other costs shown below	607	584	29	12	625
By-product credits[a]	(139)	—	—	—	—
Treatment charges	41	39	—	2	41
Net cash costs	509	623	29	14	666
Depreciation, depletion and amortization	89	86	2	1	89
Noncash and other costs, net	1	1	—	—	1
Total costs	599	710	31	15	756
Revenue adjustments, primarily for pricing
on prior period open sales	9	9	—	—	9
Idle facility and other non-inventoriable costs	(20)	(20)	—	—	(20)
Gross profit	$677	$566	$105	$6	$677

Copper sales (millions of recoverable pounds)	337	337
Molybdenum sales (millions of recoverable pounds)[c]			10

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$3.82	$3.82	$14.16

Site production and delivery, before net noncash
and other costs shown below	1.80	1.74	3.04
By-product credits[a]	(0.41)	—	—
Treatment charges	0.12	0.11	—
Unit net cash costs	1.51	1.85	3.04
Depreciation, depletion and amortization	0.27	0.26	0.18
Noncash and other costs, net	—	—	—
Total unit costs	1.78	2.11	3.22
Revenue adjustments, primarily for pricing
on prior period open sales	0.03	0.03	—
Idle facility and other non-inventoriable costs	(0.06)	(0.06)	(0.01)
Gross profit per pound	$2.01	$1.68	$10.93

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,444	$625	$89
Treatment charges	N/A	41	N/A
Net noncash and other costs	N/A	1	N/A
Revenue adjustments	9	N/A	N/A
Idle facility and other non-inventoriable costs	N/A	20	N/A
Eliminations and other	3	20	4
North America copper mines	1,456	707	93
South America mining	1,254	463	62
Indonesia mining	950	495	46
Africa mining	305	132	32
Molybdenum	340	262	15
Rod & Refining	1,304	1,297	2
Atlantic Copper Smelting & Refining	712	695	10
Corporate, other & eliminations	(1,716)	(1,623)	7
As reported in FCX's consolidated financial statements	$4,605	$2,428	$267

a. Molybdenum credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.

b. Includes gold and silver product revenues and production costs.

c. Reflects molybdenum produced by the North America copper mines.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2011
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,211	$1,211	$124	$21	$1,356

Site production and delivery, before net noncash
and other costs shown below	481	432	52	8	492
By-product credits[a]	(134)	—	—	—	—
Treatment charges	29	28	—	1	29
Net cash costs	376	460	52	9	521
Depreciation, depletion and amortization	56	52	3	1	56
Noncash and other costs, net	41	40	1	—	41
Total costs	473	552	56	10	618
Revenue adjustments, primarily for pricing
on prior period open sales	1	1	—	—	1
Idle facility and other non-inventoriable costs	(11)	(11)	—	—	(11)
Gross profit	$728	$649	$68	$11	$728

Copper sales (millions of recoverable pounds)	275	275
Molybdenum sales (millions of recoverable pounds)[c]			7

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$4.40	$4.40	$16.87

Site production and delivery, before net noncash
and other costs shown below	1.75	1.57	7.08
By-product credits[a]	(0.49)	—	—
Treatment charges	0.11	0.10	—
Unit net cash costs	1.37	1.67	7.08
Depreciation, depletion and amortization	0.20	0.19	0.43
Noncash and other costs, net	0.15	0.15	0.12
Total unit costs	1.72	2.01	7.63
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	—
Idle facility and other non-inventoriable costs	(0.03)	(0.03)	(0.02)
Gross profit per pound	$2.65	$2.36	$9.22

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,356	$492	$56
Treatment charges	N/A	29	N/A
Net noncash and other costs	N/A	41	N/A
Revenue adjustments	1	N/A	N/A
Idle facility and other non-inventoriable costs	N/A	11	N/A
Eliminations and other	4	15	2
North America copper mines	1,361	588	58
South America mining	1,402	411	57
Indonesia mining	1,730	526	57
Africa mining	309	124	28
Molybdenum	374	240	14
Rod & Refining	1,487	1,481	2
Atlantic Copper Smelting & Refining	762	763	10
Corporate, other & eliminations	(1,716)	(1,756)	6
As reported in FCX's consolidated financial statements	$5,709	$2,377	$232

a. Molybdenum credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.

b. Includes gold and silver product revenues and production costs.

c. Reflects molybdenum produced by the North America copper mines.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2012
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other		Total
Revenues, excluding adjustments	$1,098	$1,098	$90	[a]	$1,188

Site production and delivery, before net noncash
and other costs shown below	439	405	40		445
By-product credits	(84)	—	—		—
Treatment charges	47	47	—		47
Net cash costs	402	452	40		492
Depreciation, depletion and amortization	62	59	3		62
Noncash and other costs, net	1	—	1		1
Total costs	465	511	44		555
Revenue adjustments, primarily for pricing
on prior period open sales	110	109	1		110
Other non-inventoriable costs	(20)	(13)	(7)		(20)
Gross profit	$723	$683	$40		$723

Copper sales (millions of recoverable pounds)	286	286

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.83	$3.83

Site production and delivery, before net noncash
and other costs shown below	1.53	1.42
By-product credits	(0.29)	—
Treatment charges	0.16	0.16
Unit net cash costs	1.40	1.58
Depreciation, depletion and amortization	0.22	0.21
Noncash and other costs, net	—	—
Total unit costs	1.62	1.79
Revenue adjustments, primarily for pricing
on prior period open sales	0.38	0.38
Other non-inventoriable costs	(0.07)	(0.04)
Gross profit per pound	$2.52	$2.38

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,188	$445	$62
Treatment charges	(47)	N/A	N/A
Net noncash and other costs	N/A	1	N/A
Revenue adjustments, primarily for pricing
on prior period open sales	110	N/A	N/A
Other non-inventoriable costs	N/A	20	N/A
Eliminations and other	3	(3)	—
South America mining	1,254	463	62
North America copper mines	1,456	707	93
Indonesia mining	950	495	46
Africa mining	305	132	32
Molybdenum	340	262	15
Rod & Refining	1,304	1,297	2
Atlantic Copper Smelting & Refining	712	695	10
Corporate, other & eliminations	(1,716)	(1,623)	7
As reported in FCX's consolidated financial statements	$4,605	$2,428	$267

a. Includes gold sales of 19 thousand ounces ($1,680 per ounce average realized price), silver sales of 698 thousand ounces ($30.32 per ounce average realized price) and molybdenum sales of 2 million pounds ($12.35 per pound average realized price), which reflects molybdenum produced by Cerro Verde at market-based pricing.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2011
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other		Total
Revenues, excluding adjustments	$1,345	$1,345	$119	[a]	$1,464

Site production and delivery, before net noncash
and other costs shown below	406	375	37		412
By-product credits	(113)	—	—		—
Treatment charges	59	59	—		59
Net cash costs	352	434	37		471
Depreciation, depletion and amortization	57	53	4		57
Noncash and other costs, net	5	5	—		5
Total costs	414	492	41		533
Revenue adjustments, primarily for pricing
on prior period open sales	11	(8)	19		11
Other non-inventoriable costs	(14)	(13)	(1)		(14)
Gross profit	$928	$832	$96		$928

Copper sales (millions of recoverable pounds)	312	312

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.31	$4.31

Site production and delivery, before net noncash
and other costs shown below	1.30	1.20
By-product credits	(0.36)	—
Treatment charges	0.19	0.19
Unit net cash costs	1.13	1.39
Depreciation, depletion and amortization	0.18	0.17
Noncash and other costs, net	0.01	0.01
Total unit costs	1.32	1.57
Revenue adjustments, primarily for pricing
on prior period open sales	0.03	(0.03)
Other non-inventoriable costs	(0.05)	(0.04)
Gross profit per pound	$2.97	$2.67

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,464	$412	$57
Treatment charges	(59)	N/A	N/A
Net noncash and other costs	N/A	5	N/A
Revenue adjustments, primarily for pricing
on prior period open sales	11	N/A	N/A
Other non-inventoriable costs	N/A	14	N/A
Eliminations and other	(14)	(20)	—
South America mining	1,402	411	57
North America copper mines	1,361	588	58
Indonesia mining	1,730	526	57
Africa mining	309	124	28
Molybdenum	374	240	14
Rod & Refining	1,487	1,481	2
Atlantic Copper Smelting & Refining	762	763	10
Corporate, other & eliminations	(1,716)	(1,756)	6
As reported in FCX's consolidated financial statements	$5,709	$2,377	$232

a. Includes gold sales of 24 thousand ounces ($1,394 per ounce average realized price), silver sales of 708 thousand ounces ($33.78 per ounce average realized price) and molybdenum sales of 3 million pounds ($15.65 per pound average realized price), which reflects molybdenum produced by Cerro Verde at market-based pricing.

X

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2012
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver		Total
Revenues, excluding adjustments	$511	$511	$451	$15	[a]	$977

Site production and delivery, before net noncash
and other costs shown below	470	245	217	8		470
Gold and silver credits	(469)	—	—	—		—
Treatment charges	25	13	12	—		25
Royalty on metals	18	10	8	—		18
Net cash costs	44	268	237	8		513
Depreciation and amortization	46	24	21	1		46
Noncash and other costs, net	25	13	12	—		25
Total costs	115	305	270	9		584
Revenue adjustments, primarily for pricing on
prior period open sales	13	13	3	—		16
Gross profit	$409	$219	$184	$6		$409

Copper sales (millions of recoverable pounds)	134	134
Gold sales (thousands of recoverable ounces)			266

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.81	$3.81	$1,695

Site production and delivery, before net noncash
and other costs shown below	3.51	1.83	814
Gold and silver credits	(3.51)	—	—
Treatment charges	0.19	0.10	44
Royalty on metals	0.14	0.07	32
Unit net cash costs	0.33	2.00	890
Depreciation and amortization	0.34	0.18	80
Noncash and other costs, net	0.18	0.10	43
Total unit costs	0.85	2.28	1,013
Revenue adjustments, primarily for pricing on
prior period open sales	0.10	0.10	10
Gross profit per pound/ounce	$3.06	$1.63	$692

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$977	$470	$46
Treatment charges	(25)	N/A	N/A
Royalty on metals	(18)	N/A	N/A
Net noncash and other costs	N/A	25	N/A
Revenue adjustments, primarily for pricing on
prior period open sales	16	N/A	N/A
Indonesia mining	950	495	46
North America copper mines	1,456	707	93
South America mining	1,254	463	62
Africa mining	305	132	32
Molybdenum	340	262	15
Rod & Refining	1,304	1,297	2
Atlantic Copper Smelting & Refining	712	695	10
Corporate, other & eliminations	(1,716)	(1,623)	7
As reported in FCX's consolidated financial statements	$4,605	$2,428	$267

a. Includes silver sales of 449 thousand ounces ($33.08 per ounce average realized price).

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2011
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver		Total
Revenues, excluding adjustments	$1,184	$1,184	$636	$32	[a]	$1,852

Site production and delivery, before net noncash
and other costs shown below	511	327	175	9		511
Gold and silver credits	(650)	—	—	—		—
Treatment charges	49	31	17	1		49
Royalty on metals	45	29	16	—		45
Net cash (credits) costs	(45)	387	208	10		605
Depreciation and amortization	57	36	20	1		57
Noncash and other costs, net	15	10	4	1		15
Total costs	27	433	232	12		677
Revenue adjustments, primarily for pricing on
prior period open sales	(10)	(10)	(17)	(1)		(28)
Gross profit	$1,147	$741	$387	$19		$1,147

Copper sales (millions of recoverable pounds)	278	278
Gold sales (thousands of recoverable ounces)			454

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.26	$4.26	$1,400

Site production and delivery, before net noncash
and other costs shown below	1.84	1.18	386
Gold and silver credits	(2.34)	—	—
Treatment charges	0.18	0.11	37
Royalty on metals	0.16	0.10	34
Unit net cash (credits) costs	(0.16)	1.39	457
Depreciation and amortization	0.21	0.13	43
Noncash and other costs, net	0.05	0.04	12
Total unit costs	0.10	1.56	512
Revenue adjustments, primarily for pricing on
prior period open sales	(0.03)	(0.03)	(38)
Gross profit per pound/ounce	$4.13	$2.67	$850

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,852	$511	$57
Treatment charges	(49)	N/A	N/A
Royalty on metals	(45)	N/A	N/A
Net noncash and other costs	N/A	15	N/A
Revenue adjustments, primarily for pricing on
prior period open sales	(28)	N/A	N/A
Indonesia mining	1,730	526	57
North America copper mines	1,361	588	58
South America mining	1,402	411	57
Africa mining	309	124	28
Molybdenum	374	240	14
Rod & Refining	1,487	1,481	2
Atlantic Copper Smelting & Refining	762	763	10
Corporate, other & eliminations	(1,716)	(1,756)	6
As reported in FCX's consolidated financial statements	$5,709	$2,377	$232

a. Includes silver sales of 897 thousand ounces ($35.98 per ounce average realized price).

XII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2012
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$257	$257	$43	$300

Site production and delivery, before net noncash
and other costs shown below	103	99	26	125
Cobalt credits[b]	(23)	—	—	—
Royalty on metals	5	5	—	5
Net cash costs	85	104	26	130
Depreciation, depletion and amortization	32	29	3	32
Noncash and other costs, net	6	5	1	6
Total costs	123	138	30	168
Revenue adjustments, primarily for pricing
on prior period open sales	8	8	2	10
Other non-inventoriable costs	(1)	(1)	—	(1)
Gross profit	$141	$126	$15	$141

Copper sales (millions of recoverable pounds)	69	69
Cobalt sales (millions of contained pounds)			5

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$3.74	$3.74	$8.46

Site production and delivery, before net noncash
and other costs shown below	1.50	1.44	5.14
Cobalt credits[b]	(0.33)	—	—
Royalty on metals	0.08	0.07	0.13
Unit net cash costs	1.25	1.51	5.27
Depreciation, depletion and amortization	0.46	0.42	0.66
Noncash and other costs, net	0.09	0.08	0.13
Total unit costs	1.80	2.01	6.06
Revenue adjustments, primarily for pricing
on prior period open sales	0.12	0.12	0.46
Other non-inventoriable costs	(0.02)	(0.02)	(0.02)
Gross profit per pound	$2.04	$1.83	$2.84

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$300	$125	$32
Royalty on metals	(5)	N/A	N/A
Net noncash and other costs	N/A	6	N/A
Revenue adjustments, primarily for pricing
on prior period open sales	10	N/A	N/A
Other non-inventoriable costs	N/A	1	N/A
Africa mining	305	132	32
North America copper mines	1,456	707	93
South America mining	1,254	463	62
Indonesia mining	950	495	46
Molybdenum	340	262	15
Rod & Refining	1,304	1,297	2
Atlantic Copper Smelting & Refining	712	695	10
Corporate, other & eliminations	(1,716)	(1,623)	7
As reported in FCX's consolidated financial statements	$4,605	$2,428	$267

a. Includes adjustments for point-of-sale transportation costs as negotiated in customer contracts.

b. Net of cobalt downstream processing and freight costs.

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2011
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$249	$249	$64	$313

Site production and delivery, before net noncash
and other costs shown below	90	80	32	112
Cobalt credits[b]	(45)	—	—	—
Royalty on metals	6	5	1	6
Net cash costs	51	85	33	118
Depreciation, depletion and amortization	28	23	5	28
Noncash and other costs, net	9	8	1	9
Total costs	88	116	39	155
Revenue adjustments, primarily for pricing
on prior period open sales	(1)	(1)	3	2
Other non-inventoriable costs	(3)	(2)	(1)	(3)
Gross profit	$157	$130	$27	$157

Copper sales (millions of recoverable pounds)	60	60
Cobalt sales (millions of contained pounds)			6

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$4.19	$4.19	$10.99

Site production and delivery, before net noncash
and other costs shown below	1.51	1.35	5.45
Cobalt credits[b]	(0.75)	—	—
Royalty on metals	0.10	0.07	0.19
Unit net cash costs	0.86	1.42	5.64
Depreciation, depletion and amortization	0.47	0.40	0.78
Noncash and other costs, net	0.16	0.13	0.26
Total unit costs	1.49	1.95	6.68
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)	(0.01)	0.39
Other non-inventoriable costs	(0.05)	(0.04)	(0.08)
Gross profit per pound	$2.64	$2.19	$4.62

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$313	$112	$28
Royalty on metals	(6)	N/A	N/A
Net noncash and other costs	N/A	9	N/A
Revenue adjustments, primarily for pricing
on prior period open sales	2	N/A	N/A
Other non-inventoriable costs	N/A	3	N/A
Africa mining	309	124	28
North America copper mines	1,361	588	58
South America mining	1,402	411	57
Indonesia mining	1,730	526	57
Molybdenum	374	240	14
Rod & Refining	1,487	1,481	2
Atlantic Copper Smelting & Refining	762	763	10
Corporate, other & eliminations	(1,716)	(1,756)	6
As reported in FCX's consolidated financial statements	$5,709	$2,377	$232

a. Includes adjustments for point-of-sale transportation costs as negotiated in customer contracts.

b. Net of cobalt downstream processing and freight costs.

XIV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs

	Three Months Ended March 31,
(In Millions)	2012	2011

Revenues, excluding adjustments	$134	$172

Site production and delivery, before net noncash
and other costs shown below	53	52
Treatment charges and other	8	9
Net cash costs	61	61
Depreciation, depletion and amortization	8	9
Noncash and other costs, net	1	—
Total costs	70	70
Gross profit[a]	$64	$102

Molybdenum sales (millions of recoverable pounds)	9	10

Gross profit per pound of molybdenum:

Revenues, excluding adjustments	$15.03	$17.37

Site production and delivery, before net noncash
and other costs shown below	6.00	5.25
Treatment charges and other	0.88	0.88
Unit net cash costs	6.88	6.13
Depreciation, depletion and amortization	0.90	0.88
Noncash and other costs, net	0.05	0.03
Total unit costs	7.83	7.04
Gross profit per pound	$7.20	$10.33

Reconciliation to Amounts Reported
(In Millions)			Depreciation,
		Production	Depletion and
Three Months Ended March 31, 2012	Revenues	and Delivery	Amortization
Totals presented above	$134	$53	$8
Treatment charges and other	(8)	N/A	N/A
Net noncash and other costs	N/A	1	N/A
Henderson mine	126	54	8
Other molybdenum operations and eliminations[b]	214	208	7
Molybdenum	340	262	15
North America copper mines	1,456	707	93
South America mining	1,254	463	62
Indonesia mining	950	495	46
Africa mining	305	132	32
Rod & Refining	1,304	1,297	2
Atlantic Copper Smelting & Refining	712	695	10
Corporate, other & eliminations	(1,716)	(1,623)	7
As reported in FCX's consolidated financial statements	$4,605	$2,428	$267

Three Months Ended March 31, 2011
Totals presented above	$172	$52	$9
Treatment charges and other	(9)	N/A	N/A
Net noncash and other costs	N/A	—	N/A
Henderson mine	163	52	9
Other molybdenum operations and eliminations[b]	211	188	5
Molybdenum	374	240	14
North America copper mines	1,361	588	58
South America mining	1,402	411	57
Indonesia mining	1,730	526	57
Africa mining	309	124	28
Rod & Refining	1,487	1,481	2
Atlantic Copper Smelting & Refining	762	763	10
Corporate, other & eliminations	(1,716)	(1,756)	6
As reported in FCX's consolidated financial statements	$5,709	$2,377	$232

a. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing. On a consolidated basis, the Molybdenum division includes profits on sales as they are made to third parties and realizations based on actual contract terms. As a result, the actual gross profit realized will differ from the amounts reported in this table.

b. Primarily includes amounts associated with the molybdenum sales company, which includes sales of molybdenum produced at the North and South America copper mines.

XV

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

Following are summaries of the approximate amounts in the calculation of FCX's consolidated provision for income taxes for the first quarters of 2012 and 2011 (in millions, except percentages):

	Three Months Ended March 31,
	2012				2011
				Income Tax			Income Tax
		Effective		(Provision)		Effective	(Provision)
	Income[a]	Tax Rate		Benefit	Income[a]	Tax Rate	Benefit
U.S.	$339	24%		$(83)	$647	21%	$(138)
South America	691	35%		(240)	914	33%	(306)
Indonesia	351	43%		(150)	1,161	43%	(496)
Africa	89	33%		(29)	104	38%	(40)
Eliminations and other	20	N/A		9	15	N/A	(11)
Annualized rate adjustment[b]	N/A	N/A		2	N/A	N/A	7
Consolidated FCX	$1,490	33%	[c]	$(491)	$2,841	35%	$(984)

a.	Represents income by geographic location before income taxes and equity in affiliated companies' net earnings.

b.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its estimated annualized tax rate.

c.
FCX's consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which it operates. Accordingly, variations in the relative proportions of jurisdictional income result in fluctuations to FCX's consolidated effective income tax rate. Assuming average prices of $3.50 per pound for copper, $1,600 per ounce for gold and $14 per pound for molybdenum for the remainder of 2012 and achievement of current sales volume and cost estimates, FCX estimates its annual consolidated effective tax rate will approximate 33 percent.

XVI

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

FCX has organized its operations into five primary divisions - North America copper mines, South America mining, Indonesia mining, Africa mining and Molybdenum operations. Notwithstanding this structure, FCX internally reports information on a mine-by-mine basis. Therefore, FCX concluded that its operating segments include individual mines or operations. Operating segments that meet certain thresholds are reportable segments, which are separately disclosed in the following table.

Intersegment Sales. Intersegment sales between FCX's operations are based on similar arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

Allocations. FCX allocates certain operating costs, expenses and capital expenditures to the operating divisions and individual segments. However, not all costs and expenses applicable to a mine or operation are allocated. All U.S. federal and state income taxes are recorded and managed at the corporate level, whereas foreign income taxes are recorded and managed at the applicable country. In addition, most exploration and research activities are managed at the corporate level, and those costs along with some selling, general and administrative costs are not allocated to the operating divisions or segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

XVII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS (continued)

(In Millions)	North America Copper Mines			South America			Indonesia		Africa
												Atlantic
												Copper	Corporate,
		Other		Cerro	Other					Molyb-	Rod &	Smelting	Other &	FCX
	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke	denum	Refining	& Refining	Eliminations	Total
Three Months Ended March 31, 2012
Revenues:
Unaffiliated customers	$13	$17	$30	$449	$526	$975	$953	[a]	$303	$340	$1,298	$704	$2	$4,605
Intersegment	513	913	1,426	127	152	279	(3)		2	—	6	8	(1,718)	—
Production and delivery	256	451	707	193	270	463	495		132	262	1,297	695	(1,623)	2,428
Depreciation, depletion and amortization	31	62	93	30	32	62	46		32	15	2	10	7	267
Selling, general and administrative expenses	—	1	1	1	1	2	33		2	3	—	5	58	104
Exploration and research expenses	—	—	—	—	—	—	—		—	1	—	—	61	62
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	—	10	10
Operating income (loss)	239	416	655	352	375	727	376		139	59	5	2	(229)	1,734

Interest expense, net	—	1	1	5	—	5	—		—	—	—	3	54	63
Provision for income taxes	—	—	—	123	117	240	150		29	—	—	—	72	491
Total assets at March 31, 2012	2,146	5,255	7,401	5,300	4,127	9,427	5,613		4,138	2,543	328	1,033	2,422	32,905
Capital expenditures	44	99	143	69	83	152	182		127	95	3	3	2	707

Three Months Ended March 31, 2011
Revenues:
Unaffiliated customers	$136	$16	$152	$668	$595	$1,263	$1,372	[a]	$309	$374	$1,481	$756	$2	$5,709
Intersegment	386	823	1,209	60	79	139	358		—	—	6	6	(1,718)	—
Production and delivery	210	378	588	175	236	411	526		124	240	1,481	763	(1,756)	2,377
Depreciation, depletion and amortization	28	30	58	34	23	57	57		28	14	2	10	6	232
Selling, general and administrative expenses	—	1	1	1	1	2	43		2	4	—	8	54	114
Exploration and research expenses	—	—	—	—	—	—	—		—	1	—	—	49	50
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	—	—	—
Operating income (loss)	284	430	714	518	414	932	1,104		155	115	4	(19)	(69)	2,936

Interest expense, net	1	1	2	—	—	—	1		2	—	—	4	89	98
Provision for income taxes	—	—	—	163	143	306	496		40	—	—	—	142	984
Total assets at March 31, 2011	1,991	4,623	6,614	4,573	3,427	8,000	5,440		3,630	2,068	384	1,437	3,435	31,008
Capital expenditures	29	90	119	24	116	140	125		11	71	3	8	28	505

a. Includes PT Freeport Indonesia's sales to PT Smelting totaling $589 million in first-quarter 2012 and $680 million in first-quarter 2011.

XVIII